Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
(949) 595-7200	Zack Kubow (646) 536-7020
www.endologix.com

Endologix Reports 33% Revenue Growth for the Second Quarter 2012

IRVINE, Calif. (July 26, 2012) - Endologix, Inc. (NASDAQ: ELGX), developer and marketer of innovative treatments for aortic disorders, today announced financial results for the three and six months ended June 30, 2012.

John McDermott, Endologix President and Chief Executive Officer, said, “We achieved 33% revenue growth for both the second quarter and the first half of 2012, compared to the corresponding periods in 2011, driven by continued adoption of the AFX™ Endovascular AAA System in the U.S. and solid results in international markets. In Europe, we benefited from our recently established direct sales operation and our first full quarter with the AFX system. During the quarter we expanded our direct presence further with the acquisition of our exclusive distributor in Italy, and acquired exclusive rights to the polymer technology utilized in our Nellix device. We also raised $40.1 million in an equity offering, giving us additional resources to execute on our growth and new product initiatives. Overall, we remain well positioned to continue gaining market share and are reiterating our revenue guidance for the full year 2012.”

Financial Results

Global revenue in the second quarter of 2012 was $25.5 million, a 33% increase from $19.2 million in the same quarter of 2011. U.S. revenue was $21.4 million, a 29% increase from $16.6 million the second quarter of 2011.

For the six months ended June 30, 2012, total revenue increased 33% to $50.0 million, compared to $37.7 million for the six months ended June 30, 2011.

Gross profit was $19.2 million in the second quarter of 2012, which represents a gross margin of 75.4%. This compares with a gross margin of 78.4% in the second quarter of 2011. Gross profit was $38.3 million for the six months ended June 30, 2012, representing a gross margin of 76.6%. This compares with gross profit of $29.2 million and a gross margin of 77.4% for the six months ended June 30, 2011. Lower gross margins for the three and six months ended June 30, 2012 are the result of inventory provisions related to product line transitions in international markets; and royalty payments to CR Bard Inc. that had not yet commenced in the corresponding 2011 periods. Full-year 2012 gross margins are expected to be between 76% and 78%.

Total operating expenses were $24.8 million in the second quarter of 2012, compared to $20.2 million in the second quarter of 2011. Operating expenses include $1.4 million of business development investments related to the acquisition of the Company's distribution partner in Italy and the exclusive rights acquired to the polymer technology utilized in the Nellix product. Total operating expenses for the six months ended June 30, 2012 were $47.6 million, compared with $39.2 million for the six months ended June 30, 2011.

Marketing and sales expenses increased to $13.1 million in the second quarter of 2012, up from $10.8 million in the same period last year. For the six months ended June 30, 2012, marketing and sales expenses were $26.2 million, up from $21.3 million in the same period last year. These increases were driven primarily by costs associated with building the direct sales organization in Europe, along with growth of the Company's U.S. marketing and sales expenses, which increased by 10% compared to the prior year second quarter, and by 13% for the six month period.

During the second quarter of 2012, research and development and clinical expenses increased to $6.9 million, up from $6.1 million in the second quarter of 2011. The 2012 second quarter includes the exclusive polymer technology license mentioned earlier. Research, development and clinical expenses increased to $12.1 million in the first six months of 2012, up from $11.0 million in the same period last year.

General and administrative expenses increased to $4.5 million in the second quarter of 2012, up from $3.3 million in the same period in 2011. For the six months ended June 30, 2012, general and administrative expenses increased to $8.9 million, up from $6.9 million in the same period last year. These increases were primarily driven by expenses associated with the establishment of European operations, along with growth of the Company's U.S. general and administrative expenses, which increased by 5% compared to the prior year second quarter, and by 3% for the six month period.

Endologix reported a net loss for the second quarter of 2012 of $6.7 million, or $(0.11) per share, compared with a net loss of $13.7 million, or $(0.24) per share, for the second quarter of 2011. The second quarter 2012 loss includes a $1.2 million non-cash fair value adjustment related to the contingent consideration for the Nellix acquisition. The change in the fair value of the contingent consideration for the Nellix acquisition is due primarily to the recent increase in Endologix's stock price, as contingent consideration is solely payable in Endologix common stock. On an adjusted (non-GAAP) basis, excluding the $1.2 million non-cash fair value adjustment, Endologix reported Adjusted Net Loss for the second quarter of 2012 of $5.5 million, or $(0.09) per share. The effect of business development transactions included in these amounts was $1.4 million or $(0.02) per share in 2012 and $0.4 million or $(0.01) per share in 2011.

For the six months ended June 30, 2012, the Company reported a net loss of $23.4 million, or $(0.40) per share, compared with a net loss of $18.5 million, or $(0.33) per share, for the six months ended June 30, 2011. On an adjusted (non-GAAP) basis, excluding the $13.7 million non-cash fair value adjustment related to the contingent consideration for the Nellix acquisition, Endologix reported Adjusted Net Loss for the six months ended June 30, 2012 of $9.7 million, or $(0.17) per share. The effect of business development transactions included in these amounts was $1.4 million or $(0.02) per share in 2012 and $0.4 million or $(0.01) per share in 2011.

Total cash and cash equivalents increased by $36.6 million during the second quarter and were $51.2 million as of June 30, 2012, compared with total cash and cash equivalents of $20.0 million as of December 31, 2011. In May 2012 Endologix completed a public offering of 3.1 million shares of common stock, which resulted in net proceeds to Endologix of $40.1 million.

Financial Guidance

Based on the second quarter results, Endologix is reiterating its full year 2012 revenue guidance. Endologix anticipates 2012 revenue to be in the range of $102 million to $107 million, representing growth of 22% to 28% from 2011. As a result of inventory charges recorded in the first half of 2012 and additional development expenses forecasted in the second half, Endologix now expects to generate a 2012 Adjusted Net Loss of between $(0.20) to $(0.24) per share. Furthermore, Endologix expects operating cash flow to turn positive before the end of 2012.
Not included in this guidance are potential adverse litigation outcomes, fair value adjustments associated with the Nellix acquisition, or the effect of business development transactions.

Conference Call Information

Endologix management will host a conference call today to discuss these topics, beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). To participate via telephone please call (877) 407-0789 from the U.S. or (201) 689-8562 from outside the U.S. A telephone replay will be available for seven days following the completion of the call by dialing (877) 870-5176 from the U.S. or (858) 384-5517 from outside the U.S., and entering pin number 397398. The conference call will be broadcast live over the Internet at www.endologix.com and will be available for 30 days.

About Endologix

Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. Endologix focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it a leading cause of death in the U.S. Additional information can be found on Endologix's website at www.endologix.com.

Except for historical information contained herein, this news release contains forward-looking statements, including with respect to increase in market share, 2012 financial guidance, and litigation expenses, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. The Nellix system is an investigational device and is not available for marketing. Many factors may cause actual results to differ materially from anticipated results, including the success of sales efforts for the Company's existing products and related new products, product research and development efforts, unexpected litigation expenses, risks associated with the Company's international operations, the Company's ability to protect its intellectual property, and other economic, business, competitive and regulatory factors. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2011, and the Company's other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.

Adjusted Net Earnings (Loss) and Adjusted Net Earnings (Loss) per Share Definitions:

"Adjusted Net Income (Loss)" is a non-GAAP measure defined by Endologix as GAAP Net Income (Loss); excluding all effects arising from the application of GAAP purchase accounting treatment of Endologix's acquisition of Nellix, which was completed on December 10, 2010. In the three months ended June 30, 2012, this GAAP adjustment solely represents the fair value adjustment to the liability for contingent payments to the former shareholders of Nellix in the form of Endologix common stock.

In future periods, Adjusted Net Income (Loss) will continue to exclude fair value adjustments to the liability for contingent payments to the former shareholders of Nellix in the form of Endologix common stock as the probability of achieving the payment milestones changes and the value of Endologix common stock varies. The corresponding charge or credit will flow through the statement of operations. The adjustment may also include the amortization of capitalized in process research & development (IPR&D) as a charge to cost of goods sold as the products resulting from the Nellix technology are commercialized.

"Adjusted Net Income (Loss) per Share" is a non-GAAP measure defined by Endologix as Adjusted Net Income (Loss) divided by average diluted or non-diluted shares outstanding, respectively. "GAAP" is generally accepted accounting principles in the U.S.

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ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenue:
U.S.	$21,351	$16,598	$42,406	$31,960
International	4,158	2,577	7,622	5,763
Total revenue:	25,509	19,175	50,028	37,723
Cost of goods sold	6,277	4,150	11,703	8,523
Gross profit	19,232	15,025	$38,325	$29,200
Operating expenses:
Research and development	$4,995	5,178	$8,810	$9,184
Clinical and regulatory affairs	1,862	898	3,264	1,815
Marketing and sales	13,083	10,402	26,218	20,900
General and administrative	4,457	3,324	8,872	6,903
Contract termination and business acquisition expenses	422	400	422	400
Total operating expenses	24,819	20,202	47,586	39,202
Loss from operations	(5,587)	(5,177)	$(9,261)	$(10,002)
Other income	7	111	2	141
Change in fair value of contingent consideration related to acquisition	(1,240)	(8,600)	(13,690)	(8,600)
Total other expense	(1,233)	(8,489)	(13,688)	(8,459)
Net loss before income tax	$(6,820)	$(13,666)	$(22,949)	$(18,461)
Income tax benefit (expense)	$124	$—	$(450)	$—
Net loss	$(6,696)	$(13,666)	$(23,399)	$(18,461)
Basic and diluted net loss per share	$(0.11)	$(0.24)	$(0.40)	$(0.33)
Shares used in computing basic and diluted net loss per share	58,700	56,217	58,160	56,062

Non-GAAP Reconciliation –Net Loss to Adjusted Net Loss and Adjusted Net Loss per Share:
Net loss	$(6,696)	$(13,666)	$(23,399)	$(18,461)
Fair value adjustment to the liability for contingent payments to the former Nellix shareholders (non-cash)	1,240	8,600	13,690	8,600
Adjusted net loss	$(5,456)	$(5,066)	$(9,709)	$(9,861)
Adjusted net loss per share	$(0.09)	$(0.09)	$(0.17)	$(0.18)

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	June 30,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$51,192	$20,035
Accounts receivable, net	17,822	15,542
Other receivables	431	405
Inventories	19,838	18,099
Other current assets	1,724	1,023
Total current assets	91,007	55,104
Property and equipment, net	4,821	4,454
Goodwill	27,073	27,073
Intangibles, net	42,843	43,439
Other assets	445	185
Total assets	$166,189	$130,255
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$13,394	$13,949
Total current liabilities	13,394	13,949
Long term liabilities:
Deferred income taxes	1,029	1,029
Deferred rent	—	8
Contingently issuable common stock	52,390	38,700
Long term liabilities	53,419	39,737
Total liabilities	66,813	53,686
Stockholders' equity:
Common stock, $0.001 par value; 75,000 shares authorized. 61,332 and 58,083 shares issued and outstanding, respectively.	64	59
Additional paid-in capital	287,506	241,441
Accumulated deficit	(187,639)	(164,240)
Treasury stock at cost, 495 shares	(661)	(661)
Accumulated other comprehensive loss	106	(30)
Total stockholders' equity	99,376	76,569
Total liabilities and stockholders' equity	$166,189	$130,255